Exhibit 10.9

SECOND AMENDMENT TO THE

IMS HEALTH INCORPORATED EMPLOYEE PROTECTION PLAN

(as amended and restated effective September 1, 2009)

Effective January 1, 2012, the IMS Health Incorporated Employee Protection Plan, as amended and restated effective September 1, 2009 and as amended by a First Amendment thereto effective January 1, 2011 (the “Plan”), is further amended as follows:

The paragraph under the subtitle “Plan Coverage” is amended to read in its entirety as follows:

The Plan covers all full-time salaried employees and regular part-time salaried employees of the Corporation and any affiliated company that the Committee has designated to participate in the Plan (collectively referred to as the “Corporation”) who incur an “Eligible Termination” (as defined below). These employees are referred to in this summary as “Eligible Employees.” Notwithstanding the foregoing, (a) an employee who has entered into an agreement with the Corporation which expressly excludes such employee from participation in this Plan (e.g., by naming this Plan or excluding participation in Company-sponsored severance plans generally) and which remains in effect at the date of such employee’s termination of employment shall not be an Eligible Employee; and (b) an employee who otherwise would qualify but who is not on the United States payroll shall be an Eligible Employee only if so determined by the Plan Administrator, and such Eligible Employee, and any employee of an affiliated company who qualifies as an Eligible Employee shall be subject to such additional terms and limitations as the Plan Administrator may consider necessary or advisable; and (c) a worker who has signed an agreement with the Corporation stating that he or she is not eligible to participate in the Plan and any worker that the Corporation treats as an independent contractor, during the period that the worker is so treated, regardless of whether such worker may be determined to be an employee by administrative, judicial or other decision, shall not be an Eligible Employee; and (d) effective January 1, 2012, an employee of SDI Health LLC on December 31, 2011 shall not be an Eligible Employee until November 1, 2012. Each Eligible Employee shall be designated as within one of the groups specified as “Selected Executives,” “Level A,” “Level B,” or “Level C” as described in Section III below.

In all other respects the Plan remains in full force and effect.

The authorized officers of IMS Health Incorporated have caused this instrument of amendment to be executed this 16th day of November, 2011.

/s/ Paul Thomson
By:	Paul Thomson
Title:	Senior Vice President, Human Resources & Administration